                                  EXHIBIT 11

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                Year Ended December 31,
                                                        ------------------------------------
                                                        1995            1994            1993
                                                        ----            ----            ----
                                                        (in thousands, except per share data)
Average shares outstanding........................      8,660            8,593          8,441
Net effect of dilutive stock options,
 based on the treasury stock
 method...........................................         39               77            130
                                                      -------          -------         ------
   Total shares used in computation...............      8,699            8,670          8,571
                                                      =======          =======         ======

Net income........................................    $14,799          $13,519         $8,118
                                                      =======          =======         ======


Net income per share..............................    $  1.70          $  1.56         $ 0.95
                                                      =======          =======         ======